UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Clough Funds Trust

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

1290 Broadway, Suite 1100
Denver, Colorado 80203

Telephone Number (including area code):

303-623-2577

Name and address of agent for service of process:

Abigail Murray
c/o ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES            /X/            NO            /__/

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 22nd day of May, 2015.

CLOUGH FUNDS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke, President

Attest:

/s/Abigail Murray
Abigail Murray, Secretary